News Release

Sprint Nextel
6200 Sprint Parkway
Overland Park, Kan. 66251
Media Contact:
Leigh Horner
703-433-3044
leigh.horner@sprint.com
Investor Contact:
Yijing Brentano
800-259-3755
investor.relations@sprint.com

Sprint Announces Pricing of $1 Billion of Notes due 2021 and $3 Billion of Notes due 2018

Overland Park, Kan., Nov. 4, 2011 - Sprint Nextel Corp. (NYSE: S) announced today that it has priced its previously announced offering of $1 billion aggregate principal amount of 11.5% notes due 2021 (the “2021 Notes”) and $3 billion aggregate principal amount of 9% guaranteed notes due 2018 (the “2018 Notes” and, together with the 2021 Notes, the “Notes”). The 2018 Notes will be guaranteed by the company's wholly-owned subsidiaries that guarantee its existing credit agreements. The sale of the Notes is expected to be completed on Nov. 9, 2011, subject to customary closing conditions.
The company intends to use the net proceeds from the offering of the Notes for general corporate purposes, which may include, among other things, redemptions or service requirements of outstanding debt, network expansion and modernization and potential funding of Clearwire Corporation and, its subsidiary, Clearwire Communications LLC. The consummation of the offering of Notes is conditioned upon customary closing conditions.
The Notes and the guarantees related to the 2018 Notes have not been, and will not be, registered under the Securities Act of 1933 (the "Act") or the securities laws of any other place and may not be offered or sold in the United States absent registration or an applicable exemption therefrom. The Notes will be offered only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.
This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes, and shall not constitute an offer, solicitation or sale of any Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. This notice is being issued pursuant to, and, in accordance with, Rule 135c under the Act.
Cautionary Note Regarding Forward-Looking Statements
This news release includes “forward-looking statements” within the meaning of the securities laws. The statements in this news release regarding Sprint Nextel's current expectations and beliefs as to the consummation of the offering of Notes and uses of proceeds thereof, as well as other statements that are not historical facts, are forward-

looking statements. Forward-looking statements are estimates and projections reflecting management's judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. All information set forth in this release is as of Nov. 4, 2011. Sprint Nextel does not intend, and undertakes no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included from time to time in our filings with the Securities and Exchange Commission, including Part II, Item 1A “Risk Factors” of our quarterly report on Form 10‑Q for the quarter ended September 30, 2011.